Free Writing Prospectus (To the Prospectus dated September 7, 2018, the Prospectus Supplement dated September 7, 2018, and the Product Prospectus Supplement dated September 11, 2018)	Filed Pursuant to Rule 433 Registration No. 333-227001 December 1, 2020

Royal Bank of Canada	$ Capped Buffered Return Enhanced Notes Due June 29, 2022 Linked to the Financial Select Sector SPDR® Fund
General
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The Notes are designed for investors who seek a return of 2 times the appreciation of the price of the Financial Select Sector SPDR® Fund (the “Reference Asset”), subject to the Maximum Return set forth below. If the price of the Reference Asset declines by no more than 10.00%, the Notes will provide a return equal to the principal amount. However, investors will lose approximately 1.1111% of their principal amount for each 1% that the Percentage Change is less than -10.00%. Investors should also be willing to forgo interest and dividend payments.

•	Senior unsecured obligations of Royal Bank of Canada maturing June 29, 2022.(a)(b) All payments on the Notes are subject to our credit risk.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	The Notes are expected to price on or about December 24, 2020(b) (the “Pricing Date”), and are expected to be issued on or about December 30, 2020(b) (the “issue date”).
Key Terms	Terms used in this free writing prospectus, but not defined herein, will have the meanings ascribed to them in the product prospectus supplement.
Issuer:	Royal Bank of Canada
Reference Asset:	Financial Select Sector SPDR® Fund (Bloomberg symbol “XLF”)
Payment at Maturity:
If the Final Level is greater than the Initial Level, you will receive a cash payment that provides you with a return equal to the Percentage Change multiplied by the Leverage Factor. Accordingly, if the Percentage Change is positive, your payment per $1,000 in principal amount of the Notes will be calculated as follows:
$1,000 + [$1,000 x (Percentage Change x Leverage Factor)]
However, the payment on the Notes will not exceed the Maximum Return for each $1,000 in principal amount.

If the Final Level is less than or equal to the Initial Level but greater than or equal to the Buffer Level, resulting in a Percentage Change that is equal to or less than 0% but greater than or equal -10%, you will receive the principal amount of your Notes at maturity.

If the Final Level is less than the Buffer Level, your payment per $1,000 in principal amount of the Notes will be calculated as follows:
$1,000 + [$1,000 x ((Percentage Change + Buffer Percentage) x Downside Multiplier)]
If the Final Level is less than the Buffer Level, you will lose approximately 1.1111% of the principal amount for each 1% that the Percentage Change is less than -10%, and you will lose some or all of your investment.

Percentage Change:	The performance of the Reference Asset from the Initial Level to the Final Level, calculated as follows: Final Level - Initial Level Initial Level
Leverage Factor:	2
Maximum Return:	At least $1,145 for each $1,000 in principal amount of the Notes (to be determined on the Pricing Date).
Initial Level:	The closing price of the Reference Asset on the Pricing Date.
Final Level:	The average of the closing price of the Reference Asset on each of the Valuation Dates.
Buffer Level:	90% of the Initial Level.
Buffer Percentage:	10.00%
Downside Multiplier:	1 divided by 0.9, which equals approximately 1.1111.
Valuation Dates:	June 20, 2022, June 21, 2022, June 22, 2022, June 23, 2022 and June 24, 2022(a)(b)
Maturity Date:	June 29, 2022(a)(b)
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
CUSIP/ISIN:	78016ESB4 / US78016ESB47
Estimated Value:
The initial estimated value of the Notes as of the Pricing Date is expected to be between $900.00 and $966.50 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Pricing Date. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.

(a)	Subject to postponement if a market disruption event occurs, as described under “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.
(b)	Expected. If we make any change to the expected Pricing Date and issue date, the Valuation Dates and the maturity date will be changed so that the stated term of the Notes remains the same.
Investing in the Notes involves a number of risks.  See “Selected Risk Considerations” beginning on page FWP-4 of this document, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement, and “Risk Factors” beginning on page S-1 of the prospectus supplement and page 1 of the prospectus.
The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.  The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
	Price to Public[1]	Underwriting Commission[2]	Proceeds to Royal Bank of Canada
Per Note	$1,000	$12.50	$987.50
Total	$	$	$
[1]
Certain fiduciary accounts purchasing the Notes will pay a purchase price of $987.50 per Note, and the placement agents will forgo any fees with respect to sales made to those accounts.  The price to the public for all other purchases of the Notes is 100%.

[2]
JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates will act as placement agents for the Notes and will receive a fee from the Issuer that will not exceed $12.50 per $1,000 in principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts.

RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC
Placement Agents

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.
You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
ADDITIONAL TERMS OF THE NOTES
You should read this free writing prospectus together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018 and the product prospectus supplement dated September 11, 2018 relating to our Senior Global Medium-Term Notes, Series H, of which these Notes are a part. Capitalized terms used but not defined in this free writing prospectus will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this free writing prospectus will control.  You should read this free writing prospectus carefully.
This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
Prospectus Supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated September 11, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118038211/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this free writing prospectus, “Royal Bank,” “we,” “us,” or “our” refers to Royal Bank of Canada.

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What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?
The following table illustrates the hypothetical total return at maturity on the Notes. The “total return,” as used in this free writing prospectus, is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 in principal amount of the Notes to $1,000. The hypothetical total returns and examples set forth below are based on a hypothetical Initial Level of $100.00, the Leverage Factor of 2, a hypothetical Maximum Return of $1,145 (the actual Maximum Return will be determined on the Pricing Date), a hypothetical Buffer Level of 90% of the Initial Level, a Downside Multiplier of approximately 1.1111, and hypothetical Final Levels as set forth below. The actual Initial Level and Buffer Level will be determined on the Pricing Date, and the actual Final Level will be determined based on the average of the closing price of the Reference Asset on each of the Valuation Dates.
The hypothetical total returns and examples set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.   The examples below do not take into account any tax consequences from investing in the Notes.
Final Level	Percentage Change	Payment at Maturity	Total Return on the Notes
$150.00	50.00%	$1,145.00	14.50%
$140.00	40.00%	$1,145.00	14.50%
$130.00	30.00%	$1,145.00	14.50%
$120.00	20.00%	$1,145.00	14.50%
$110.00	10.00%	$1,145.00	14.50%
$107.25	7.25%	$1,145.00	14.50%
$105.00	5.000%	$1,100.00	10.000%
$102.50	2.50%	$1,050.00	5.000%
$100.00	0.00%	$1,000.00	0.000%
$95.00	-5.00%	$1,000.00	0.000%
$90.00	-10.00%	$1,000.00	0.000%
$80.00	-20.00%	$888.89	-11.111%
$70.00	-30.00%	$777.78	-22.222%
$60.00	-40.00%	$666.67	-33.333%
$50.00	-50.00%	$555.56	-44.444%
$40.00	-60.00%	$444.44	-55.556%
$30.00	-70.00%	$333.33	-66.667%
$20.00	-80.00%	$222.22	-77.778%
$10.00	-90.00%	$111.11	-88.889%
$0.00	-100.00%	$0.00	-100.000%

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Hypothetical Examples of Amounts Payable at Maturity
The following examples illustrate how the payments set forth in the table above are calculated.
Example 1: The price of the Reference Asset increases from the Initial Level to a Final Level of $102.50, resulting in a Percentage Change of 2.50%.
Because the Percentage Change is positive, the investor will receive a payment at maturity of $1,050 per $1,000 in principal amount of the Notes, calculated as follows:
$1,000 + [$1,000 x (2.50% x 2)] = $1,050
Example 2: The price of the Reference Asset increases from the Initial Level to a Final Level of $120.00, resulting in a Percentage Change of 20%.
In this example, the Percentage Change multiplied by the Leverage Factor would result in a payment that is greater than the Maximum Return.  Accordingly, the payment on the Notes would be $1,145 per $1,000 in principal amount, representing the Maximum Return. In this case, your return on the Notes is less than the return represented by the Percentage Change multiplied by the Leverage Factor.
Example 3: The price of the Reference Asset decreases from the Initial Level to a Final Level of $95, resulting in a Percentage Change of -5%.
Because the Percentage Change is negative, but the Final Level is not less than the Buffer Level, the investor will receive a payment at maturity of $1,000 per $1,000 in principal amount of the Notes.
Example 4: The price of the Reference Asset decreases from the Initial Level to a Final Level of $50.00, resulting in a Percentage Change of -50%.
Because the Final Level is less than the Buffer Level, the investor will receive a payment at maturity of $555.56 per $1,000 in principal amount of the Notes, calculated as follows:
$1,000 + [$1,000 x ((-50% + 10.00%) x 1.1111)] = $555.56

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Selected Purchase Considerations
•	Appreciation Potential— The Notes provide the opportunity to enhance equity returns by multiplying a positive Percentage Change by the Leverage Factor, up to the Maximum Return.
•
Limited Protection Against Loss— Payment at maturity of the principal amount of the Notes is protected against a decline in the Final Level, as compared to the Initial Level, of up to 10%. If the Final Level is less than the Buffer Level, you will lose approximately 1.1111% of your principal amount for every 1% that the Final Level is less than the Buffer Level.

Selected Risk Considerations
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-6 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms and Structure of the Notes
•
You May Lose All or a Portion of the Principal Amount at Maturity — Investors in the Notes could lose all or a substantial portion of their principal amount if the Final Level is less than the Buffer Level. In such a case, you will lose approximately 1.1111% of the principal amount of your Notes for each 1% that the Final Level is less than the Buffer Level. You may lose up to 100% of the principal amount.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Your Potential Payment at Maturity Is Limited — The Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in that appreciation, because the return on the Notes if the Percentage Change is positive will not exceed the Maximum Return. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Reference Asset.

•
You Will Not Have Any Rights to the Securities Included in the Reference Asset — As a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions or any other rights that holders of the Reference Asset or the securities included in the Reference Asset would have. The Final Level will not reflect any dividends paid on the securities included in the Reference Asset, and accordingly, any positive return on the Notes may be less than the potential return on those securities.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon our ability to repay our obligations at that time.  This will be the case even if the price of the Reference Asset increases after the Pricing Date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
Market Disruption Events or Unavailability of the Share Price of the Reference Asset and Adjustments May Adversely Impact Your Return on the Notes — The payment at maturity, the Valuation Dates and the Reference Asset are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event and the unavailability of the share price of the Reference Asset on a Valuation Date, see “General Terms of the Notes— Unavailability of the Level of the Reference Asset on a Valuation Date” and “—Market Disruption Events” in the product prospectus supplement.

•	The Anti-dilution Adjustments That the Calculation Agent Is Required to Make Do Not Cover Every Event That Could Affect the Reference Asset — RBCCM, as calculation agent, will adjust the amount

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payable at maturity for certain events affecting the Reference Asset.  However, the calculation agent will not make an adjustment for every event that could affect the Reference Asset.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Notes may be materially and adversely affected.
•	The Tax Treatment of the Notes Is Uncertain — Significant aspects of the tax treatment of an investment in the Notes are uncertain. You should consult your tax adviser about your tax situation.
Risks Relating to the Estimated Value of the Notes
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The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the share price of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes That We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Pricing Date — The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of ours may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the share price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;
•	the time to maturity of the Notes;
•	the dividend rate on the securities included in the Reference Asset;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Risks Relating to the Reference Asset and the Underlying Index
•
The Securities Composing the Underlying Index Are Concentrated in One Sector — All of the securities included in the Underlying Index are issued by companies in the financial services industry. As a result, the securities that will determine the performance of the underlying shares and the value of the Notes

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are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities composing the Underlying Index, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in the market sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
•
There Are Risks Associated with the Financial Services Industry. The Reference Asset invests in financial services companies, which are subject to extensive governmental regulation that may limit both the amounts and types of loans and other financial commitments they can make and the interest rates and fees they can charge. Market or economic factors impacting financial services companies and companies that rely heavily on the financial services industry could have a major effect on the value of the Reference Asset’s investments. Profitability is largely dependent on the availability and cost of capital, and can fluctuate significantly when interest rates change or due to increased competition. As a result, the Reference Asset will be more volatile than an exchange-traded fund whose sector(s) is more diversified.

•
Changes that Affect the Underlying Index Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity — The policies of the sponsor of the of the Underlying Index (the “Index Sponsor”), concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the share price of the Reference Asset, the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if the sponsor discontinues or suspends the calculation or publication of the Underlying Index.

•
Adjustments to the Reference Asset Could Adversely Affect the Notes — State Street Global Advisors (the “Advisor”), as the investment adviser of the Reference Asset, is responsible for calculating and maintaining the Reference Asset. The Advisor can add, delete or substitute the stocks comprising the Reference Asset. The Advisor may make other methodological changes that could change the share price of the Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Notes.

•
We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor — The Index Sponsor is not an affiliate of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Index Sponsor has no obligation of any sort with respect to the Notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Index Sponsor.

•
We and Our Affiliates Do Not Have Any Affiliation with the Advisor and Are Not Responsible for its Public Disclosure of Information — We and our affiliates are not affiliated with the investment adviser in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Reference Asset. The Advisor is not involved in the offering of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Reference Asset that might affect the value of the Notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the Advisor or the Reference Asset contained in any public disclosure of information.  You, as an investor in the Notes, should make your own investigation into the Reference Asset.

•
The Correlation Between the Performance of the Reference Asset and the Performance of the Underlying Index May Be Imperfect — The performance of the Reference Asset is linked principally to the performance of the Underlying Index. However, because of the potential discrepancies identified in more detail in the product prospectus supplement, the return on the Reference Asset may correlate imperfectly with the return on the Underlying Index. Additionally, the performance of the Reference Asset may reflect transaction costs and fees that are not included in the calculation of the Underlying Index.

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During periods of market volatility, securities held by the Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately its net asset value per share and its liquidity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Reference Asset. As a result, under these circumstances, the market value of shares of the Reference Asset may vary substantially from the applicable net asset value per share. For all of the foregoing reasons, the performance of the Reference Asset may not correlate with the performance of the Underlying Index as well as its net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce the payments on the Notes.
•
The Reference Asset Is Subject to Management Risks — The Reference Asset is subject to management risk, which is the risk that the Advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

Risks Relating to Conflicts of Interest
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Asset or securities held by the Reference Asset that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Reference Asset, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of securities held by the Reference Asset, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the price of the Reference Asset, and, therefore, the market value of the Notes.

Additionally, we or our affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the price of the Reference Asset or level of the Underlying Index. By introducing competing products into the marketplace in this manner, we could adversely affect the value of the Notes.
We may hedge our obligations under the Notes through certain affiliates, who would expect to make a profit on such hedge. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of the Valuation Dates, which could have an impact on the return of the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

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The Financial Select Sector SPDR® Fund (“XLF”)
We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Reference Asset, and the Reference Asset will have no obligations with respect to the Notes.
The Financial Select Sector SPDR® Fund is an exchange traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index. The Financial Select Sector Index measures the performance of the financial sector of the U.S. equity market. This Fund is composed of companies whose primary line of business is directly associated with the financial sector. This Fund trades on the NYSE Arca under the ticker symbol “XLF.”  Information about the XLF that is filed under the Securities Act of 1934 and the Investment Company Act of 1940 may be obtained through the SEC’s website, www.sec.gov.
In addition, information about the Reference Asset, including information as to the securities that it holds, may be obtained from other sources including, but not limited to, the fund sponsor’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the Reference Asset is accurate or complete.
In seeking to track the performance of the underlying index, the Reference Asset employs a replication strategy, which means that the Reference Asset typically invests in substantially all of the securities represented in the underlying index in approximately the same proportions as the underlying index. Under normal market conditions, the Reference Asset generally invests substantially all, but at least 95%, of its total assets in the securities comprising the underlying index. In addition, the Reference Asset may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds.
The Financial Select Sector® Index
The underlying index is a modified market capitalization-based index.  The index is intended to track the movements of companies that are components of the S&P 500® Index (the “SPX”) and are engaged in the financial sector.  The underlying index includes companies that have been identified as financial companies by the Global Industry Classification Standard (GICS®), including securities of companies from the following industries: diversified financial services, insurance, banks, capital markets, mortgage real estate investment trusts, consumer finance, and thrifts and mortgage finance.
The underlying index is one of the Select Sector Indices.  The Select Sector Indices are sub-indices of the SPX.  Each stock in the SPX is allocated to at least one Select Sector Index, and the combined companies of the Select Sector Indices represent all of the companies in the SPX.  The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index.
The underlying index is one of the Select Sector Indexes developed and maintained in accordance with the following criteria: (1) each of the component securities in the underlying index is a constituent of the SPX; and (2) the underlying index is calculated by S&P Dow Jones Indices LLC (“SPDJI”) based on a proprietary “modified market capitalization” methodology which means that modifications may be made to the market capitalization weights of single stock concentrations in order to conform to the requirements of the Internal Revenue Code of 1986, as amended.
The underlying index is also sponsored and compiled by SPDJI. SPDJI determines the composition of the underlying index and relative weightings of the securities in the underlying index based on the index methodology as the “Index Compilation Agent.” The Index Compilation Agent assigns each constituent stock of the SPX to a Select Sector Index in alignment with the stock’s GICS classification. Changes to the SPX are made as needed, with no annual or semi-annual reconstitution. SPDJI has sole control over the removal of stocks from the SPX and the selection of replacement stocks to be added to the SPX.
Additional information about the underlying index and the SPX may be found on the website maintained by SPDJI.  Information set forth on that website will not be deemed to be included or incorporated by reference in this document.

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Historical Information
The following graph sets forth the historical performance of the Reference Asset from January 1, 2015 to November 30, 2020.  On November 30, 2020, the closing price of the Reference Asset was $27.88.
We obtained the Reference Asset closing share prices below from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.  The historical share prices of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Final Level.  We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Supplemental Plan of Distribution
JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the Notes and will receive a fee from the Issuer that will not exceed $12.50 per $1,000 in principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. We or one of our affiliates will also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
We expect that delivery of the Notes will be made against payment for the Notes on or about December 30, 2020, which is the third business day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, to specify alternative settlement arrangements to prevent a failed settlement.
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
The value of the Notes shown on your account statement will be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately 6 months after the issue date of the Notes, the price shown on your account statement may initially be higher than RBCCM’s estimated value of the Notes.  This is because the estimated value of the Notes will reflect the reduction of the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is expected to be a higher amount, reflecting the amortization of RBCCM’s underwriting discount and our estimated profit from hedging the Notes.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect its estimated value.
The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  This relatively lower implied borrowing rate, which is reflected in the economic terms of the Notes, along with the fees and expenses associated with structured notes, typically reduces the initial estimated value of the Notes at the time the terms of the Notes are set.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes.  The economic terms of the Notes depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes (estimated at the time the terms of the Notes are set) being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.
The placement agents have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to, any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail

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investors in the EEA or the United Kingdom has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation.
U.S. Federal Income Tax Consequences
The following disclosure supplements, and to the extent inconsistent, supersedes, the discussion in the product prospectus supplement dated September 11, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Note with terms described herein as a pre-paid cash-settled derivative contract in respect of the Reference Asset for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes (such as a rebalancing of the Underlying Index), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

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